Exhibit 10.48
AMENDMENT TO
PUGET SOUND ENERGY, INC.
SUPPLEMENTAL DEATH BENEFIT PLAN
FOR EXECUTIVE EMPLOYEES

This Amendment is made to the Puget Sound Energy, Inc. Supplemental Death Benefit Plan for Executive Employees (the "Plan").  All terms defined in the Plan shall have the same meanings when used herein.  This amendment is effective November 1, 2007.  All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.           Section 1.12 ("Participant") is amended by deleting the last sentence thereof.

2.           Section 2.3 ("When Participation Ends") is amended to read as follows:

2.3           When Participation Ends

A Participant's participation in this Plan shall end on the earliest of the dates set forth below:

(a)	The date this Plan is terminated under Article 4;

(b)	The date he or she no longer qualifies as a Participant;

(c)	The date of his or her death; and

(d)	The date his or her employment with all Employers terminates for any reason.

3.           Section 3.1 ("Benefit Amount") is amended to read as follows:

3.1.           Benefit Amount

In the event a Participant dies after the termination of his or her employment with all Employers (due to retirement or any other reason), neither the Participant nor his or her Beneficiary shall be entitled to a benefit under this Plan.  In the event a Participant dies before the termination of his or her employment with all Employers, the Beneficiary shall be paid a single sum amount equal to two times Earnings, determined as of the date of the Participant's death and reduced by the amount of the core life insurance payable pursuant to any Employer-sponsored group life insurance plan.  No other benefit shall be payable under this Plan.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the effective date set forth above.

PUGET SOUND ENERGY, INC.

By: /s/ Marla D. Mellies
Name: Marla D. Mellies
Title: Vice President Human Resources